UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	November 29, 2018

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
59 Maiden Lane, 43rd Floor, New York, New York		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2018, in conjunction with the closing of the previously announced merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of March 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among AmTrust Financial Services, Inc. (the “Company”), Evergreen Parent, L.P. (“Parent”), a Delaware limited partnership, and Evergreen Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, the Company entered into a credit agreement among JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, KeyBank National Association and Fifth Third Bank, as Co-Syndication Agents, Bank of America N.A., BMO Harris Bank N.A., Regions Bank and U.S. Bank National Association, as Co-Documentation Agents and the various lending institutions party thereto (the “Credit Agreement”). The Credit Agreement provides for a term loan facility of $350 million, a revolving credit facility of $400 million with a letter of credit sublimit of $200 million, and an expansion feature of up to an additional $200 million. Proceeds of borrowings under the Credit Agreement may be used for working capital, the payment of outstanding debt under the existing credit facility, the repurchase of the Company’s outstanding convertible debt, acquisitions and general corporate purposes.

The Credit Agreement contains certain restrictive covenants customary for facilities of this type (subject to negotiated exceptions and baskets), including restrictions on indebtedness, liens, fundamental changes, acquisitions and investments, restricted payments, related party transactions and dispositions. There are also financial covenants that require the Company to maintain a minimum consolidated net worth, a maximum consolidated leverage ratio, a minimum risk-based capital ratio at the Company’s subsidiary Technology Insurance Company, Inc., and a minimum financial strength rating by A.M. Best Company. The Credit Agreement also provides for customary events of default, with grace periods where customary, including failure to pay principal when due, failure to pay interest or fees within five business days after becoming due, failure to comply with covenants, breaches of representations and warranties, default under certain other indebtedness, certain insolvency, receivership or insurance regulatory events affecting the Company or certain of its subsidiaries, the occurrence of certain material judgments, certain amounts of reportable ERISA or foreign pension plan noncompliance events, and certain changes in control of the Company. Upon the occurrence and during the continuation of an event of default, the administrative agent, upon the request of the requisite percentage of the lenders, may terminate the obligations of the lenders to make loans and to issue letters of credit under the Credit Agreement, declare the Company’s obligations under the Credit Agreement immediately due and payable and/or exercise any and all remedies and other rights under the Credit Agreement. The Credit Agreement has a maturity date of November 29, 2023, subject to extension as provided in the Credit Agreement.

Borrowings under the Credit Agreement bear interest at either the Alternate Base Rate or the LIBO rate. ABR borrowings, which are borrowings bearing interest at a rate determined by reference to the Alternate Base Rate, will bear interest at (x) the greatest of (a) the administrative agent’s prime rate, (b) the federal funds effective rate plus 0.5 percent or (c) the adjusted LIBO rate for a one-month interest period on such day plus 1 percent, plus (y) a margin ranging from .5% to 1.0%, adjusted on the basis of the Company’s consolidated leverage ratio. Eurodollar borrowings, which are borrowings bearing interest at a rate determined by reference to the adjusted LIBO Rate, bear interest at the adjusted LIBO rate for the interest period in effect plus a margin ranging from 1.5% to 2.0%, adjusted on the basis of the Company’s consolidated leverage ratio. Fees payable by the Company under the Credit Agreement include a letter of credit participation fee (the margin applicable to Eurodollar borrowings), a letter of credit fronting fee with respect to each letter of credit (.125%) and a commitment fee on the available commitments of the lenders (a range of .225% to .275% based on the Company’s consolidated leverage ratio).

Certain of the lenders and their affiliates have provided from time to time and may continue to provide investment banking, commercial banking, financial and other services to the Company or its affiliates, including letters of credit, depository and account processing services, for which the Company or its affiliates has paid and intends to pay customary fees.

The description of the Credit Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement, effective November 29, 2018, the Company terminated its existing credit agreement, dated as of September 12, 2014, with JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and SunTrust Bank, as Co-Syndication Agents, Lloyd’s Bank PLC and Associated Bank, as Co-Documentation Agents and the various lending institutions party thereto, the material terms and conditions of which were described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 16, 2018. No penalties were paid in connection with the early termination of the credit agreement. Letters of credit in the amount of approximately $173 million issued and outstanding under the terminated credit agreement will be deemed issued and outstanding under the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated November 29, 2018, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, KeyBank National Association and Fifth Third Bank, as Co-Syndication Agents, Bank of America N.A., BMO Harris Bank N.A., Regions Bank and U.S. Bank National Association, as Co-Documentation Agents and the various lending institutions party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date November 29, 2018

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary